Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2016 First Quarter Results

Oxford, CT – August 6, 2015 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2016.

First Quarter Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$142.3	$142.3	$113.0	$113.0	26.0%	26.0%
Gross margin	$52.8	$55.1	$43.8	$43.8	20.4%	25.7%
Gross margin %	37.1%	38.7%	38.8%	38.8%
Operating income	$22.4	$29.5	$24.2	$24.2	-7.6%	21.8%
Operating income %	15.7%	20.7%	21.4%	21.4%
Net income	$13.4	$18.5	$16.0	$16.0	-16.3%	15.3%
Diluted EPS	$0.57	$0.78	$0.69	$0.69	-17.4%	13.0%

(1) Results exclude items in reconciliation below.

“We achieved solid operating performance in the first quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “The Sargent integration is going well, and our expanded and strengthened offering is aiding our performance across the cyclical businesses we serve. Overall, we are off to a good start to our fiscal year and we are confident in our ability to further execute as evidenced by our solid backlog levels and earnings growth.”

First Quarter Results

Net sales for the first quarter of fiscal 2016 were $142.3 million compared to $113.0 million in the first quarter of fiscal 2015. Industrial sales increased 2.9% and aerospace sales increased 44.7%. Overall net sales for the quarter were negatively impacted by $1.0 million due to foreign exchange on a year over year comparison.

Gross margin for the first quarter of fiscal 2016 was $52.8 million compared to $43.8 million for the same period last year. Gross margin as a percentage of net sales was 37.1% in the first quarter of fiscal 2016 compared to 38.8% for the same period last year. Excluding the impact of the inventory purchase accounting, gross margin would have been $55.1 million for the first quarter of fiscal 2016 compared to $43.8 million for the same period last year. Adjusted gross margin as a percentage of net sales was 38.7% compared to 38.8% for the same period last year.

SG&A for the first quarter of fiscal 2016 was $23.7 million compared to $19.0 million for the same period last year. As a percentage of net sales, SG&A was 16.7% for the first quarter of fiscal 2016 compared to 16.8% for the same period last year.

Other operating expenses for the first quarter of fiscal 2016 totaled $6.7 million compared to $0.6 million for the same period last year. For the first quarter of fiscal 2016 other operating expenses were comprised mainly of $1.8 million of amortization of intangibles, $4.0 million of acquisition related costs, $0.8 million of integration and restructuring costs and $0.1 million of other items.

Operating income for the first quarter of fiscal 2016 was $22.4 million compared to operating income of $24.2 million for the same period last year. Excluding costs associated with acquisition activity, operating income would have been $29.5 million for the first quarter of fiscal 2016 compared to $24.2 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 20.7% compared to 21.4% for the same period last year.

Interest expense, net was $1.7 million for the first quarter of fiscal 2016 compared to $0.2 million for the same period last year. For the first quarter of fiscal 2016 interest expense, net consisted of interest expense of $1.4 million and deferred debt fees of $0.3 million.

Other non-operating expense for the first quarter of fiscal 2016 was $0.7 million. This was mainly comprised of $0.2 million associated with early extinguishment of debt, $0.3 million of foreign exchange translation loss and $0.2 million of other items.

Income tax expense for the first quarter of fiscal 2016 was $6.6 million compared to $8.2 million for the same period last year. Our effective income tax rate for the first quarter of fiscal 2016 was 33.1% compared to 34.0% for the same period last year.

Net income for the first quarter of fiscal 2016 was $13.4 million compared to $16.0 million for the same period last year. On an adjusted basis, net income for the first quarter of fiscal 2016 would have been $18.5 million compared to $16.0 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2016 was 57 cents per share compared to 69 cents per share for the same period last year. On an adjusted basis diluted EPS for the first quarter of fiscal 2016 would have been 78 cents per share compared to diluted EPS of 69 cents per share for the same period last year.

Acquisition

On April 24, 2015, the Company completed the acquisition of Sargent Aerospace & Defense from Dover Corporation for $500.0 million financed through a combination of cash on hand and senior debt. With headquarters in Tucson, Arizona, Sargent is a leader in precision-engineered products and solutions for aircraft airframes and engines, rotorcraft, submarines and land vehicles. Sargent manufactures, sells and services hydraulic valves and actuators, specialty bearings, specialty fasteners, seal rings & alignment joints and engineered components. The acquisition is included in the Plain Bearings Segment and Engineered Products Segment.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-510-0707 (international callers dial 617-597-5376) and enter conference ID # 69969422. An audio replay of the call will be available from 3:00 p.m. ET August 6, 2015 until 11:59 p.m. ET August 13, 2015. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 41736530. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 27,	June 28,
	2015	2014

Net sales	$142,308	$112,984
Cost of sales	89,544	69,163
Gross margin	52,764	43,821

Operating expenses:
Selling, general and administrative	23,725	18,996
Other, net	6,678	614
Total operating expenses	30,403	19,610

Operating income	22,361	24,211

Interest expense, net	1,711	224
Other non-operating (income) expense	606	(267)
Income before income taxes	20,044	24,254
Provision for income taxes	6,640	8,234
Net income	$13,404	$16,020

Net income per common share:
Basic	$0.58	$0.70
Diluted	$0.57	$0.69

Weighted average common shares:
Basic	23,162,560	23,005,437
Diluted	23,536,364	23,364,455

Dividends per share:	$-	$2.00

	Three Months Ended
Reconciliation of Reported Gross Margin to	June 27,	June 28,
Adjusted Gross Margin:	2015	2014

Reported gross margin	$52,764	$43,821
Inventory purchase accounting adjustment	2,331	-
Adjusted gross margin	$55,095	$43,821

	Three Months Ended
Reconciliation of Reported Operating Income to	June 27,	June 28,
Adjusted Operating Income:	2015	2014

Reported operating income	$22,361	$24,211
Inventory purchase accounting adjustment	2,331	-
Integration and restructuring	790	-
Acquisition costs	3,998	-
Adjusted operating income	$29,480	$24,211

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	June 27,	June 28,
Adjusted Net Income Per Common Share:	2015	2014

Reported net income	$13,404	$16,020
Inventory purchase accounting adjustment (1)	1,559	-
Integration and restructuring (1)	528	-
Acquisition costs (1)	2,674	-
Loss on extinguishment of debt (1)	127	-
Foreign exchange translation loss (1)	278	-
Discrete tax benefit	(101)	-
Adjusted net income	$18,469	$16,020
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.80	$0.70
Diluted	$0.78	$0.69

Weighted average common shares:
Basic	23,162,560	23,005,437
Diluted	23,536,364	23,364,455

Dividends per share:	$-	$2.00

	Three Months Ended
	June 27,	June 28,
Segment Data, Net External Sales:	2015	2014

Plain bearings segment	$65,677	$59,873
Roller bearings segment	30,580	31,765
Ball bearings segment	12,819	13,545
Engineered products segment	33,232	7,801
	$142,308	$112,984

	Three Months Ended
	June 27,	June 28,
Selected Financial Data:	2015	2014

Depreciation and amortization	$5,663	$4,058

Incentive stock compensation expense	$2,132	$1,767

Cash provided by operating activities	$22,189	$26,921

Capital expenditures	$5,270	$3,488

Total debt	$427,446	$10,258

Cash	$61,562	$104,537

Total debt minus cash	$365,884	$(94,279)

Cash dividends paid to shareholders	$-	$46,014

Repurchase of common stock	$2,182	$948

Backlog	$340,804	$219,776